JUNE 07, 2016 / 02:30PM GMT, CASY - Q4 2016 Caseys General Stores Inc Earnings Call

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EDITED TRANSCRIPT
CASY - Q4 2016 Caseys General Stores Inc Earnings Call

EVENT DATE/TIME: JUNE 07, 2016 / 02:30PM GMT

CORPORATE PARTICIPANTS
Bill Walljasper Casey's General Stores - CFO

CONFERENCE CALL PARTICIPANTS
Kelly Bania BMO Capital Markets - Analyst
Chuck Cerankosky Northcoast Research - Analyst
Bonnie Herzog Wells Fargo Securities - Analyst
Irene Nattel RBC Capital Markets - Analyst
Chris Mandeville Jefferies & Company - Analyst
Ben Brownlow Raymond James & Associates, Inc. - Analyst
Bob Summers Macquarie Research Equities - Analyst
Brent Rystrom Feltl and Company - Analyst
Ronald Bookbinder Coker and Palmer Investment Securities - Analyst
Anthony Lebiedzinski Sidoti & Company - Analyst
Shane Higgins Deutsche Bank - Analyst
Damian Witkowski Gabelli & Company - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Casey's General Stores fourth-quarter FY16 earnings conference call.

(Operator Instructions)

As a reminder, this conference call is being recorded. I would now like to turn the conference over to Bill Walljasper, Chief Financial Officer. Please begin.

Bill Walljasper - Casey's General Stores - CFO

Good morning, and thank you for joining us to discuss Casey's results for this FY ended April 30. I am Bill Walljasper, Chief Financial Officer. Terry Handley, President and Chief Executive Officer, is also here.

Before we begin, I will remind you that certain statements made by us during this investor call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include any statements relating to our possible or assumed future results of operations, business strategies, growth opportunities, and performance improvements at our stores.

There are a number of known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from any future results expressed or implied by those forward-looking statements, which are described in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC and available on our website. Any forward-looking statements made during this call reflect our current views as of today with respect to future events, and Casey's disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

As most of you have seen, diluted earnings per share in the fourth quarter were $1.19 compared to $1.05 a year ago. Year to date diluted earnings per share were about 24% to $5.73 compared to $4.62 a year ago. The increases in earnings per share in both periods were driven by strong sales increases across all major categories and slightly higher fuel margins.

EBITDA for the quarter was up 10.2% to $125.6 million. For the FY, EBITDA was up nearly 17%. The reconciliation of EBITDA to GAAP can be found in our 10-Q and 10-K reports.

In the fuel category, we experienced a favorable fuel margin environment in the fourth quarter that caused the margin to rise above our annual goal to $0.178 per gallon compared to $0.169 a year ago. During the quarter, we sold 12.7 million renewable fuel credits, commonly known as RINS, for $9.1 million. This represented a $0.019 favorable impact to the fuel margin. Currently, RINS are trading around $0.80.

Year to date, we experienced a record fuel margin of $0.196 per gallon, well ahead of our annual goal. The lower retail fuel prices we experienced this quarter compared to the same period a year ago, as well as increased promotional activity with our fuel saver program, drove same-store gallons up 4.6% during the quarter. Total gallons sold in the fourth quarter increased 8.4% to 482.2 million.

The average retail price of fuel for the quarter was $1.81 gallon compared to $2.27 last year. Fuel gross profit for the quarter was up over 14% to $85.8 million due to the higher fuel margin and increased sales previously mentioned. Same-store gallons sold for the year were up 3%, with total gallons sold for the year up 7.4% to nearly 2 billion gallons.

In the grocery and other merchandise category, same-store sales were above our annual goal, increasing 7.4% in the quarter. Total sales during this period rose 9.4% to $477.5 million.

We experienced high single to low double digit total sales growth in every area of this category, including cigarettes. Cigarette sales continue to benefit from lower retail fuel prices.

The margin in the fourth quarter for the category was 32.1%, which was in line with our annual goal and the fourth quarter of last year. Overall, we are pleased with the gains in this category. For the quarter, gross profit dollars rose 9.3% to $153.3 million. Year to date, same-store sales were up 7.1%, with an average margin at 31.9%.

The prepared food and fountain category continued its strong performance during the fourth quarter. Total sales were up 12.2% to $218.3 million for the quarter. Same-store sales in the quarter were up 8.2%, with an average margin of 61.9%, up 100 basis points from the same time a year ago. The margin gain was primarily due to the benefit of a price increase and lower commodity costs.

The Company currently is locked in for the majority of our cheese costs at $1.86 per pound through December of 2016. Even though same-store sales fell below our annual goal in the quarter, gross profit dollars increased nearly 14% in the period. Year to date, same-store sales were up 8.4%, with an average margin of 62.5%. Gross profit for the year was up 18.1%.

We remain optimistic about future sales growth in this category, as we convert additional stores to a 24-hour format, add pizza delivery stores, and complete more major remodels. We should also benefit in FY17 from the major remodels and pizza delivery stores we completed late in the fourth quarter of FY16.

In addition to this, effective May 1, we implemented several strategic price increases. These increases should represent approximately a 1% benefit to the total prepared food and fountain category.

We are also pleased with the early results of the introduction of our new mobile app. Subsequent to the rollout in January, total downloads of the app have exceeded 400,000, and continues to grow. Currently, we are seeing a low double-digit increase in the basket [range] from an online order compared to a telephonic order. Also, approximately 7% of all pizza orders are now done online. We believe the contribution will continue to grow as the number of downloads of our mobile app increases.

For the year, operating expenses increased 9.7%. For the quarter, operating expenses were up 12.9% to $262.6 million. The majority of this increase in the quarter was due to a rise in wages, primarily related to operating more stores this quarter compared to the same time per a year ago and an increase in the continued rollout of pizza delivery service and major remodels.

On the income statement, total revenue in the quarter was down 4.3% to $1.6 billion. This was due to a 20.3% decrease in the retail price of fuel, offset by an 8.4% increase in gallons sold and an increase in the number of stores in operation this quarter, compared to the same period a year ago. Year to date, total revenue was $7.1 billion, down about 8.3%, primarily due to a 24% lower retail fuel price from a year ago, offset by an increase in gallons sold and the sales gains inside the store.

The effective tax rate in the quarter was down slightly, primarily due to an increase in favorable permit differences and a decrease in state tax expense. We expect our effective tax rate in FY17 to be between 35% and 36%.

Our balance sheet continues to be strong. As of April 30, cash and cash equivalents were $75.8 million. Long-term debt net of current maturities was $822.9 million, while shareholder equity rose to $1.1 billion, up $208.2 million from the prior fiscal year end.

In addition to this, as previously reported, subsequent to the fiscal year end, the Company issued an additional $100 million of senior notes; $50 million of this was issued in on May 2. The remaining $50 million is on a delayed draw and will be taken down in October of 2016. The blended interest rate of these two series of senior notes is approximately 3.7%.

We generated $464.7 million in cash flow from operations during the fourth quarter. For the year, capital expenditures were $400.1 million compared to $401.9 million a year ago in the same period. In FY17, we expect capital expenditures to be between $496 million and $614 million. More detail on the capital expenditures for FY17 will be outlined in our Annual Report and 10-K to be filed at a later date.

This quarter, we opened 20 new store constructions and completed 2 acquisitions. For the year, we acquired 5 stores and completed 51 new store constructions. We also replaced 11 stores this year.

We currently have 21 new stores under construction and have additional 75 new sites under contract. Our store count at the end of this quarter was 1,931 corporate stores. In addition to the unit growth, in FY16, we converted 110 more locations to a 24-hour format, added 110 additional stores to the pizza delivery program, and completed 102 major remodels.

This completes the review of the quarter. I would now like to discuss our goals and outlook for FY17.

I would like to start by outlining our performance goals for the next FY. They are to increase same-store gallons sold 2%, with an average fuel margin of $0.184 per gallon. The fuel margin goal for this year represents our three-year average fuel margin of $0.168 per gallon, combined with our three-year average RIN value, which is $0.016 per gallon.

Increase same-store grocery and other merchandise sales 6.2% with an average margin of 32%. Increase same-store prepared food and fountain sales 10.2%, with an average margin of 62.5%. Build or acquire between 77 and 116 stores, which represents approximately 4% to 6% unit growth. In addition to these goals, we plan to replace 35 stores and complete 100 major remodels.

At this time, I would like to take a moment to discuss our growth programs and our plans for FY17 in these areas. I will start with our major remodel program.

We are encouraged by the uptick in performance of the stores that have undergone a major remodel. We typically experience a lift of about 25% to 35% in prepared food sales, and a 5% to 15% lift in grocery and other merchandise sales in the first 12 months after completion. As a result, we are experiencing low to mid-teen returns on an after-tax basis in the second and third years following a major remodel, and I feel that we have an opportunity to continue this program for several more years into the future.

As we have mentioned previously, the major remodels last fiscal year were weighted towards the back half of the year. Our plan this year is to more evenly distribute them throughout the fiscal year.

The conversion of stores to a 24-hour format continues to go well. In FY17, we plan to convert approximately 100 additional stores to a 24-hour format. Like last year, we will convert nearly all of these in the first quarter of FY17. We typically experience a 20% to 30% lift in prepared food sales and a 10% to 20% lift in grocery and other merchandise sales in the first 12 months after a store is converted to this format.

In FY16, we weighted the rollout of pizza delivery conversions to the back half of the year, so we could complete the conversion of our online ordering program and introduce our mobile app. Our plan in FY17 is to convert about 100 more stores to a pizza delivery format. This will be spread out evenly throughout the year. We typically experience a 20% to 30% increase in prepared food sales upon a rollout of pizza delivery to a store in the first 12 months.

We have a strong track record of growing the business while also returning value to shareholders through a dividend. At its June Board meeting, the Board declared a quarterly dividend of $0.24 per share, which is a 9.1% increase from the year end dividend amount in FY16. The dividend has increased approximately 45% in the last five years.

Finally, I would like to make a few comments about our practice of disclosing monthly same-store sales. We began this practice about 12 years ago in an effort to increase transparency and narrow the wide range of earnings estimates we were experiencing at the time, thus lowering volatility.

We have always been focused on driving long term shareholder value. However, over the years, we have seen that one of the unintended results of releasing monthly same-store sales has been an increased focus on our short-term results, which in turn, has created more volatility around our monthly numbers. This concerns us because we do have a longer term focus regarding how we manage the business.

For these reasons and after discussions with many of our investors about these issues, beginning in FY17, we will no longer report monthly same-store sales information. We will continue to report our progress towards our annual goals on a quarterly basis, which is consistent with the practice of the vast majority of our peers.

In closing, we are very pleased with the performance of our Company in FY16. We are excited about our growth opportunities in FY17.

We'll now go ahead and take your questions.

QUESTION AND ANSWER

Operator

Kelly Bania, BMO Capital.

Kelly Bania - BMO Capital Markets - Analyst

Hi, good morning. Good morning, thanks for taking my questions. Lots of color and guidance around the initiatives, which is helpful.

Wondering if you could comment on the expense outlook and how we should be thinking about that. It seems like there was an uptick in Q4, but a lot of the initiatives were, I think, weighted towards Q4 too. So just curious about how we should think about operating expenses in FY17 and what underlying gas price you're assuming within that given the credit card expense related to that?

Bill Walljasper - Casey's General Stores - CFO

I'll start. I hope I catch all your questions there, if I don't, please let me know. I'm going to start with the Q4 operating expense increase and then move into the 2017 expectation on operating expenses. First of all, you saw that we had a 12.9% increase in operating expenses in the fourth quarter, which sequentially is up. And several things are going on; you're right on point, Kelly, that one of the reasons obviously is due to an increased number of store openings in the fourth quarter.

Obviously the increase in pizza delivery and major remodels that were introduced in the fourth quarter contribute to the operating expense. Those initiatives tend to ramp up immediately from an OpEx perspective, but it takes several months before the earnings contribution catches up.

Also, as you can imagine, we had a record year. So that means that we do pay out additional bonuses to store operations personnel and others, and so there was a little bit -- about a $1.5 million extra bonus paid in the fourth quarter as a result of our strong performance.

And then, as you know, in February, we did open the second distribution center. And we do have some additional expenses that are running through in the fourth quarter as well, about another $1.5 million as well. And so that gives you an idea of some of the nuances of the fourth-quarter operating expense.

Now going into FY17, if you take a step back and talk about the programs that we have going forward, all over the pizza delivery, all of the other growth programs. But in addition to that, we have increased major -- increase replacement stores next fiscal year with increased unit growth next year. We have the full distribution center, as well into the next fiscal year. That rolls up into what we anticipate to be a low teen increase in operating expenses year over year, and that's where I think that -- put your guidance there.

Did that catch everything, Kelly?

Kelly Bania - BMO Capital Markets - Analyst

Yes, that's very helpful. And then in terms of the new stores, I think this year was slightly below the original goal, one of the only things I think below the goal. But really, I think because of the acquisition front and just curious how you feel about the target for 2017, that 77 I think to 116 new stores and. How should we think about the build/acquire mix?

What are you seeing on the acquisition front? And then if you could tie that in with the CapEx and what the step up in the CapEx there is for.

Bill Walljasper - Casey's General Stores - CFO

Yes, and so our plan, you're exactly right. The acquisition activity in FY06 was a bit light, and that was due to a disconnect in seller expectation and what we were willing to pay. And so we're going to be patient in that regard.

So as we look forward, one of the indications that you should take away is the number of new sites that we have under contract. Typically, now some will fall out, but typically, when we say a site is under contract, in the next 12 months, that store will be up and operational.

As you might recall, at the third-quarter conference call, we had 60 sites under contract now we have 75. The units going forward in FY17 will be weighted to organic growth and will be augmented with acquisitions as they come through. But our intent is to continue to accelerate that number and get the organic growth to a higher number. It wasn't too far in the distant past we would build 80 to 90 sites a year, and so we think that's not unrealistic for us to get to that level and then augment that with acquisitions on top of that when that disconnect starts to narrow.

So having said that, with the CapEx step up next year, if you look at the activity that we have rolling into next fiscal year, we have increase in new store constructions, in total units relative to FY06. We also have an increase in the replacement store activity in 2017 relative to 2016, so that will lend itself to a higher CapEx rate. And again, there will be more detail when the 10-K comes out here later this month.

Kelly Bania - BMO Capital Markets - Analyst

That's very helpful. If I could ask just one more, going back to the expenses. In terms of some of the cost headwinds that are facing the industry, whether it's the minimum exemption, I think you've talked about the EMV shift liability, just ongoing wage pressures, some of those start to hit later in the next fiscal year. But I was just curious how you're planning for those or any color that we should be thinking about in terms of modeling for those.

Bill Walljasper - Casey's General Stores - CFO

Good question. So the first part of that is the minimum salary for exempt employees changes effective December 1. It raises to a little bit over $47,000. Our average store manager totals compensation is about $46,000 when you include the bonus. So right now, we are evaluating the alternatives and how to approach that.

Expect to, in September conference call, that we will lay out the detail of that. But certainly, either direction that we go, there is going to be an increase in wage expense relative to that, whether we move their salary up or whether we change in the hourly, whatever other direction that we choose to go.

That's not necessarily unique to us; that would be true for anybody in the C-store space and many retailers. And so that will be an interesting dynamic to see how that plays out going forward across the retail space.

The EMV, I think you mentioned the EMV, Kelly. That, really what you're talking about, I believe is the EMV technology that will be at the pumps for us. We already have it inside the store. That liability shift goes into effect October 2017. It's not a mandate necessarily, but it's certainly something we are evaluating how to approach that. To give you perspective, the average, it would be between 35 -- actually between $30,000 and $40,000, depending on the number of pumps on a per-store basis for that EMV conversion. Hope that helps you out.

Kelly Bania - BMO Capital Markets - Analyst

Got it, thank you.

Operator

Chuck Cerankosky, Northcoast Research.

Chuck Cerankosky - Northcoast Research - Analyst

Good morning. Bill, if you could give us a couple -- excuse me?

Bill Walljasper - Casey's General Stores - CFO

I'm sorry, you're cutting out on me, Chuck.

Chuck Cerankosky - Northcoast Research - Analyst

Okay, just a couple questions to start off with. What was CapEx for FY16 and do you have an average gas price for the full year?

Bill Walljasper - Casey's General Stores - CFO

For 2016, it was $400 million was the total CapEx. I can break that down for buckets if you like, if that's helpful.

Chuck Cerankosky - Northcoast Research - Analyst

Yes, why don't you please?

Bill Walljasper - Casey's General Stores - CFO

New store construction was about $144 million, acquisitions $49 million, replacement activity was $23 million, major remodels was $74 million, transportation was $18 million, the corporate warehouse and the DC was $40 million, then about another $18 million of information technology, and then the remaining piece would be just general maintenance.

Chuck Cerankosky - Northcoast Research - Analyst

Okay. That's great.

Bill Walljasper - Casey's General Stores - CFO

Retail -- the average retail, I think you asked about average retail fuel price, is that relative to 2017?

Chuck Cerankosky - Northcoast Research - Analyst

Well for FY16, what was the full-year average fuel price?

Bill Walljasper - Casey's General Stores - CFO

It was $2.16 per gallon.

Chuck Cerankosky - Northcoast Research - Analyst

Thanks. What are you thinking about in terms of cigarette margins in FY17? Any indication that they will continue to contract?

Bill Walljasper - Casey's General Stores - CFO

Well, I've been here a long time and cigarettes as a category, that's -- it's in secular decline, and it's for a number of reasons. So for us, if you look at it in FY17, the best-case scenario was margins will be stable to slightly down in the cigarette category.

So that's one of the reasons, Chuck, it's really challenging for a convenience store operator to really drive grocery and other merchandise margin, because cigarettes are such a large piece. For us, they're about 40% of the grocery and other merchandise category. And so that's why you see we're maintaining margin as a goal for FY17.

Chuck Cerankosky - Northcoast Research - Analyst

Got it. Got it. How about the wide range for CapEx? The increase is going to be driven by new store spending, but what explains the wide range?

Bill Walljasper - Casey's General Stores - CFO

You're right on point. It' s at 4% to 6% unit growth goal. That low end would represent a 4% unit growth; the high-end would represent a 6% unit growth, and then ultimately -- I'm sorry, go ahead.

Chuck Cerankosky - Northcoast Research - Analyst

Are you including acquisitions to get to the high end of that range?

Bill Walljasper - Casey's General Stores - CFO

That would be true. Yes. That would be accurate.

Chuck Cerankosky - Northcoast Research - Analyst

And can you talk a little bit about the new higher goal for gas margin and management's confidence in moving towards that?

Bill Walljasper - Casey's General Stores - CFO

Well for us, Chuck, it's a three-year average. And I broke down the details; $0.168 of that $0.184 is the, what I will call underlying fuel margin. The remaining 1.6% is the average RIN value over the last three years.

A couple take-aways there just to think about. First of all, we're not sitting here trying to predict where crude is going to go. We're not trying to predict where retail fuel prices going to go and we're not predicting what the competitive landscape is going to be necessarily; that's just not our forte.

I can tell you that the three-year average fuel margin has been the way we've handled the goal for many years. And the last two years, we've only been under -- the actual results only came in twice below that in the last 10 years. So a couple take-aways, retail fuel price should remain relatively flattish over the year hopefully.

But RIN values right now, as I indicated were $0.80. The EPA has come and a couple times here in the last six months have given some indications there. And so RINS have been trading in a relatively tight window between $0.60 and $0.70 and more recently have just spiked up, as the EPA came out with some commentary recently.

So to put it in perspective, if it stays in that area, we average about $0.55 on the RIN value 2016. So if it stays in that area, we have opportunities for a tailwind in that regard. And just as a point of reference, about every $0.35 of RIN value represents $0.01 to the fuel margin.

Chuck Cerankosky - Northcoast Research - Analyst

All right, thank you very much.

Bill Walljasper - Casey's General Stores - CFO

Thanks, Chuck.

Operator

Bonnie Herzog, Wells Fargo.

Bonnie Herzog - Wells Fargo Securities - Analyst

Thank you, good morning.

Bill Walljasper - Casey's General Stores - CFO

Hi Bonnie.

Bonnie Herzog - Wells Fargo Securities - Analyst

I have just a quick follow-on to an earlier question on your new store growth and acquisition. I was hoping you could talk a little bit about the current M&A environment, especially in light of the speculation that CST is for sale. If true, I'm curious how do you see this changing the competitive environment, if at all?

Bill Walljasper - Casey's General Stores - CFO

Meaning the CST acquisition?

Bonnie Herzog - Wells Fargo Securities - Analyst

Yes, a lot of what's going on right now and I'd just love to hear some color from you on what you guys are hearing and seeing. And again, how you think that might impact the overall environment.

And then you mentioned earlier you're hoping things might change and target multiples might come down. I'm just trying to get a sense from you if you're seeing any signs of that or if they're still pretty elevated?

Bill Walljasper - Casey's General Stores - CFO

Yes, as we sit here today, the environment continues to be the same as it was in most of FY16. And in FY16, we did see seller expectations be quite high. As you probably know, Bonnie, many of the acquisitions that were announced in FY17 -- or FY16, had some pretty high multiples associated with them. So businesses, albeit they might be smaller ones in our market area, are still cognizant of those multiples and so that made it a little bit more challenging from a disconnect perspective.

So one of the things that we're not going to do is just grow for growth sake and run out and buy 100; 200 stores; I think anybody can do that if they had enough money to do that. It may not be the right thing for the shareholder base.

So we're going to be patient, which is one of the reasons that we are looking to continue to accelerate the number of new store constructions, trying to get that to a higher level beyond where we are at now and beyond what indications are in the press release and so that we have a stable stream of units coming into the mix. And then when expectations do become a little bit more narrow from our -- what we're willing to pay, I think we can have an opportunity then to really accelerate that piece of it.

With respect to the CST information, I don't necessarily think -- depends on what that transaction will go for. If it goes for a double-digit multiple, that probably will give a signal that it might continue to be a higher multiple environment. Competitively for us, the CST stores, most of those are in the Texas market, not in our marketplace and the direction that we're heading.

Bonnie Herzog - Wells Fargo Securities - Analyst

No, that make sense, I'm just thinking -- I recognize the industry's still pretty fragmented. But for an acquisition of that size by a larger company, I'm thinking about the consolidation and maybe where this industry could ultimately head in the next three, five years as some of the bigger chains get even larger.

Bill Walljasper - Casey's General Stores - CFO

I would agree. I think you'll continue to see consolidation at some level. Most of the consolidation of the larger size, to your reference, are not happening in our market area. Again, that's probably a function of our marketplace; two-thirds of the operators of C-stores in our market are operators of 10 stores or less. That's why a lot of ours are a little bit smaller in scale.

That's not to say that we would not be looking at larger acquisitions. If the right one came up that made sense for the Company and the shareholders, we would certainly have that opportunity. We certainly have the financial wherewithal to do it.

Bonnie Herzog - Wells Fargo Securities - Analyst

That's helpful. Just my other question is on your prepared food and your ability to reach the 10.2 comp-growth goal in FY17 that you discussed, what gives you the confidence that you'll reach this target, especially in light of the past few quarters, which fell below that growth rate? I do understand you implemented some of the growth initiatives more recently, but I'm just trying to understand one, why it's taking a little bit for these to kick in? And then two, how do you expect them to help drive accelerated growth for prepared food?

Bill Walljasper - Casey's General Stores - CFO

A couple things in that regard. You're exactly right, some of the deceleration on a sequential basis, a little bit had to do with weather, but it also had to do with the timing issue on the back-loading of those two particular growth programs for the pizza delivery and the major remodels. We've taken steps internally to make sure that we have these more evenly distributed throughout the year, so we don't have that temporary disconnect.

And so keep in mind a couple things. One, we do have the price increase that comes forward. Secondly, the back-loading, we backloaded the pizza delivery major remodels pretty heavily this past year; 75 pizza delivery and 75 major remodels were backloaded primarily into the fourth quarter and so it does take a month or so to really start getting attraction in that regard. So those will benefit us as we head into Q1 of this year and beyond.

But in addition to that, you obviously heard the plans for our growth programs next year. So we think all of those rolling up, we have confidence we can get back to that double-digit area. We are evaluating those on a regular basis. We still continue to see the programs that we rolled out in 2016 have the same lift that we had in back in 2015 and 2014, we rolled a similar set of stores out. So I would say we are cautiously optimistic, so that's certainly reflected in our goals.

Bonnie Herzog - Wells Fargo Securities - Analyst

Okay, thank you, I appreciate that.

Bill Walljasper - Casey's General Stores - CFO

You're welcome.

Operator

Irene Nattel, RBC Capital Markets.

Irene Nattel - RBC Capital Markets - Analyst

Thanks and good morning, everyone. It's been three, four months since you opened the second DC in Terre Haute, and I'm wondering how that's ramping up. How the truck lines are evolving, whether you're on track, how you're seeing that, and how we should be thinking about the benefits of that as we go through the year?

Bill Walljasper - Casey's General Stores - CFO

Great question. As far as on track, we are way ahead of pace. When we opened that back in February, our plan was to convert roughly about 100 of our new stores to that second distribution center -- or 600 stores through that distribution center in the first 12 months of this operation. We did that 600 stores in the first part, roughly four to six weeks. So we're way ahead of schedule. We've had no hiccups in that; things are running very smoothly.

Obviously our growth plans are centered around -- many of our growth plans are centered around moving east and south to leverage that distribution center, so we are very pleased with that rollout. And excited. You can obviously -- you saw from the press release we will have stores open in Ohio this fiscal year and continue to fill in and move that direction.

So as we get further down the line, we might need more information on the accretion/dilution-type factor, but we've always indicated that with the original plan of trying to roll 600 in the first12 months, we thought it would be relatively neutral. And here we did 600 the first four to six weeks, so you can infer that obviously, maybe toward the back end of this fiscal year, we should start seeing accretion from that particular program.

Irene Nattel - RBC Capital Markets - Analyst

That's great, that's really helpful. And is it safe to say then that if you've got more of your newer stores opening in the newer geographies, that these would be the higher throughput stores, both from inside sales and gas volumes?

Bill Walljasper - Casey's General Stores - CFO

The answer to that would be on a side-by-side basis, but all the stores that we build are the new store design which typically have more pumps than our legacy stores. And the new states that we're building these stores in, we are seeing a very nice ramp up of gallons and a nice ramp up of grocery and other merchandise, similar to what we see in some of the more seasoned states that we operate.

The challenge for us as we go forward is to work on programs and initiatives to ramp up the prepared food category as quickly as we can, because we're not as well known in some of those newer markets. And so we want to make sure our customers get introduced to our prepared food offerings. That will be our challenge as we move forward.

Irene Nattel - RBC Capital Markets - Analyst

That brings up the next question, which is can you just outline for us some of the key initiatives that you do have in place to help drive food sales in these newer markets where you're lesser known?

Bill Walljasper - Casey's General Stores - CFO

Outside of the normal promotional activity that you might expect with advertising, one of the things that we have done in the past probably year to two years that we've had very good success with, the pizza-to-pump promotion activity. And really what that is, is we offer cents off per gallon for buying a large pizza. And it seems to really resonate with the customers.

And so it's a way to introduce our -- obviously, our product or one of our key products, at the same time, drive people back to the store to fill up with fuel. And so, that's been very successful and we've seen some very nice results in the newer states like Arkansas, Tennessee, Kentucky, Indiana for instance. So we'll look to that program as we move forward.

Irene Nattel - RBC Capital Markets - Analyst

That's great. And then just finally, if I might, a question around consumer spending patterns. Are you continuing to see an ongoing shift towards more premium products in beer, cigarette, and other categories as gas prices remain low?

Bill Walljasper - Casey's General Stores - CFO

Yes, we do. With the differential in fuel price period over period, we are seeing a trade up -- or a continued trade up, I should say, into premium brands of cigarettes, little bit more carton purchasing versus purchasing, and a slight pickup in more premium beer and craft beers.

Irene Nattel - RBC Capital Markets - Analyst

That's great, thank you.

Bill Walljasper - Casey's General Stores - CFO

Thanks, Irene.

Operator

Chris Mandeville, Jefferies.

Chris Mandeville - Jefferies & Company - Analyst

Hi, good morning.

Bill Walljasper - Casey's General Stores - CFO

Hi, Chris.

Chris Mandeville - Jefferies & Company - Analyst

Bill, starting off with the new market growth, is there any additional color you can provide, aside from the quick comment in the release as it relates to few Ohio stores?

Bill Walljasper - Casey's General Stores - CFO

When you say -- maybe you can clarify your question just a little bit. Are you looking for a pickup or the ramp-up in new stores in new markets?

Chris Mandeville - Jefferies & Company - Analyst

I suppose given the number that was tossed out between 77 to 116 stores for the coming year, any expectations in terms of what percentage will come from new markets like Ohio?

Bill Walljasper - Casey's General Stores - CFO

I would say a little over a majority of those stores will come in I will call the new markets, the legacy states.

Chris Mandeville - Jefferies & Company - Analyst

Okay, all right. And then looking at the grocery comp of the guidance of about 6.2%, I'm curious why one would guide to a sequential decline on a year-over-year basis given that you're instituting a similar amount of initiatives and you're expecting an acceleration in prepared food comps. Is that just a level of conservatism or?

Bill Walljasper - Casey's General Stores - CFO

No, it really boils down to cigarettes. We don't put out the same-store number for cigarettes, but we've been tracking at a high single-digit comp in cigarettes for multiple years. That's a result really of something that we did back roughly about two years ago, when we moved the majority -- or a good piece of our stores to the Marlboro leadership program. We were not necessarily competitively priced in all markets back then, and so that by doing that, we begin came in line with our competition and started gaining market share back in cigarettes. At some point that will plateau as you cycle over those.

And so as we look forward into FY17, part of that 6.2% goal that you see for grocery and general merchandise is a function of cigarettes moderating back into the mid single digits on a comp basis.

Chris Mandeville - Jefferies & Company - Analyst

Okay. And then on Q4 itself, you had mentioned that Hy-Vee had some aggressive promotion as it relates to their new fuel saver card. Can you just provide some color on what that contributed to the fuel comp for the quarter?

Bill Walljasper - Casey's General Stores - CFO

Yes, and just to let everybody know that was, the fuel saver program was in partnership with Hy-Vee. They ran some promotional activity in the month of March, primarily to entice some of their customers to switch over to a new card. And in doing so, they offered a nice enticement on cents off per gallon. And so we saw in the month of March an uptick in same-store gallon movement that trickled over into April, because you do have roughly 30 days to redeem those points.

To get -- and to answer your question, roughly about half the same-store gallon change was coming from stores that we had in the Hy-Vee fuel saver network. And so roughly half, is the answer for you.

Chris Mandeville - Jefferies & Company - Analyst

Okay, that's helpful. And then looking at the guidance again for prepared food, and margins, I'm still trying to understand why one should expect flat margins in light of the 1% price increase, as well as the fact that you're locked in at modestly lower pricing for key inputs through December.

Bill Walljasper - Casey's General Stores - CFO

It's a number of things; it's not just one thing. First, you're exactly right, commodities will be a slight tailwind for us in FY17, at least to December 2016. Cheap prices we're not sure where they will go in the back half of year. So part of it has to do with maybe a little bit of an unknown in the back half of the fiscal year with cheese cost, and that can be a big swing as you know, every $0.10 per ounce swing is 35 basis points to the margin.

Secondly, some of the new stores that we are focusing on are newer states where we may or may not have the best brand recognition from our prepared food, and we'll have startup costs obviously, to get those up and underway like I mentioned that pizza-to-pump promotion. And that could be somewhat dilutive to the margin as we necessarily ramp those out. So those are just a couple thoughts there.

Chris Mandeville - Jefferies & Company - Analyst

Okay, that's helpful. And then last one for me, in light of the fact that you're no longer going to be providing monthly comps, is there anything you can discuss as it relates to quarter-to-date trends?

Bill Walljasper - Casey's General Stores - CFO

We typically don't do that in the call on quarter-to-date trends, so I would probably not be able to do that at this point, Chris.

Chris Mandeville - Jefferies & Company - Analyst

All right, thank you very much.

Bill Walljasper - Casey's General Stores - CFO

You bet.

Operator

Ben Brownlow, Raymond James.

Ben Brownlow - Raymond James & Associates, Inc. - Analyst

Good morning, guys. Just a few follow-ups on previously questions. The monthly same-store sales, understand not giving those out anymore, but are there any discussions or thoughts around releasing a fuel margin goal or update?

Bill Walljasper - Casey's General Stores - CFO

That's a good question. In fact, when I spoke to a number of shareholders the last couple months about that, that was one of the comments and questions they had. We've had some internal discussions on that. We don't have any plans at this point.

We'll continue to have those discussions, because that is one of the pieces that probably creates the most volatility, most unknown and quite honestly is the most out of our control. So nothing planned at this point, Ben, but we'll evaluate that and to the degree that we make some decision to give guidance on a more periodic basis, we'll have to get back to everyone on that.

Ben Brownlow - Raymond James & Associates, Inc. - Analyst

Great. And on the RIN volumes, those were down year over year in the fourth quarter. And given the lift in same-store sales gallon, was it a difference there just due to the Hy-Vee promotion and with that RINs actually being down year over year?

Bill Walljasper - Casey's General Stores - CFO

Not really related to the Hy-Vee fuel promotion. You're exactly right, RINs, from a quantity perspective, were down in the fourth quarter and really, all they had to do, it was a timing issue, Ben. We attempt to have contracts done roughly in the middle of the month and at the end of the month.

Occasionally, what happens is you get one of those contracts shifted by a day or two into the next month, and that's exactly what happened in the fourth quarter. There was about $1.8 million worth of RINs contract that got shifted into May that normally probably would have been into the month of April. So $1.8 million incidentally represents about $0.03 on earnings.

Ben Brownlow - Raymond James & Associates, Inc. - Analyst

Okay great, thank you very much.

Operator

Bob Summers, Macquarie.

Bob Summers - Macquarie Research Equities - Analyst

Good morning, guys. Just a follow-up on RINS. I'd curious to know with the proposed targets for 2017 what your thought is on that. It seems to me that it's elevated pricing and it could be a situation RIN for the next four to six quarters, but I'd love to hear your thoughts.

Bill Walljasper - Casey's General Stores - CFO

We're not necessarily any RINS experts, per se, but I think everything that we have seen over the last six months or so with respect to commentary on RIN values and blending wall requirements, it lends itself to a higher RIN value. I don't know where that will go specifically, but if it does stay, say, at that $0.80 range where it's at now, that will be a tailwind of about $0.30, $0.25 to $0.30 above and beyond 2016 numbers, which almost puts you to an extra $0.01 on fuel margin.

Bob Summers - Macquarie Research Equities - Analyst

Okay. And then just out of curiosity, talking about the industry absorbing wage pressure, historically, what's been the response? I suspect that you have a lot of inefficient operators out there. They'll look to either manage CPG [higher] in-store margins or maybe both and this is something that you could ride the coattails of. But historically, how's it been managed?

Bill Walljasper - Casey's General Stores - CFO

Yes, and I've been here 26 years; I've seen quite a few minimum wage increases, or wage increases, and every time that happens they've been passed through to the customer. I would say one of two things will probably happen in regards to what you're referring to. Either those will be passed on to the customer in some form, and if you think about some of the smaller operators that are in our marketplace, one of the most logical places to pass it on would be in the fuel margin.

If it doesn't get passed through, that will definitely put a competitive pressure on many people, and that could create maybe an increased activity in acquisition opportunities for us. So I think we're positioned very well in either direction to take advantage. But typically to answer your question, those get passed through.

Bob Summers - Macquarie Research Equities - Analyst

Okay, and correct me if I'm wrong, but that CPG is really the fulcrum that drives whether we're in a favorable acquisition environment or not, right?

Bill Walljasper - Casey's General Stores - CFO

It's one of the things that does -- it certainly does point to that. Typically, you'd see a higher fuel margin, you have a smaller operator looking to sell it, maybe sell on higher cash flows on higher multiples, so it does play factor into it, you bet.

Bob Summers - Macquarie Research Equities - Analyst

Okay, thanks.

Bill Walljasper - Casey's General Stores - CFO

You bet.

Operator

Brent Rystrom, Feltl.

Brent Rystrom - Feltl and Company - Analyst

Good morning, thank you. Wondering, Bill, if you could remind us, we're in a situation where the corn crop is seeing a pretty significant reaction in the futures markets, with the thought being that might be a drought this year. And if there were a drought, and corn were to become considerably more expensive relative to the price of ethanol, does that help you typically with the value of your RINs?

Bill Walljasper - Casey's General Stores - CFO

I can't say 100% if it would or not, but we have seen -- about three years ago, I think Brent, you follow this market very closely, and it might have been -- correct me if I'm wrong, it was like three or four years ago we saw drought in the summer.

Brent Rystrom - Feltl and Company - Analyst

2012, 2012.

Bill Walljasper - Casey's General Stores - CFO

Correct, about six months later we saw a spike in RIN values to historic levels. Part of that had to do with, we believe that drought in ethanol supply or corn supply.

Brent Rystrom - Feltl and Company - Analyst

Alright, thank you.

Bill Walljasper - Casey's General Stores - CFO

You bet

Operator

Chuck Cerankosky, Northcoast Research.

Chuck Cerankosky - Northcoast Research - Analyst

Hey Bill, just a follow-up on say you open 100 new stores this year, what kind of size range will we be looking at? I know you want to go towards that new design, but is it one-size-fits-all or we see a range of store sizes and pump setups?

Bill Walljasper - Casey's General Stores - CFO

It will definitely be a range, Chuck. Right now, currently, we have two store designs; one's a 4,200-square-foot design, and that's typically for a little bit larger community or more heavily trafficked area. Typically you see six to eight quads out in front, and again, depending on the traffic we can go higher than that and we have.

The other design is about 3,600-square-foot. Typically see about a -- usually a four-quad set up out front of that, and that's designed usually for a bit smaller populated or a bit lower trafficked area.

However, this fiscal year we are introducing a new store design. It is a design that -- I could take a step back. Those two that I just mentioned, the first one is roughly about a $3-million endeavor; the other one is about $2.5 million. The new store design that we are going to be rolling out is significantly below the $2.5 million, but still have the same amenities that the other stores have.

And so we're excited to see that, how that works and performs. Maybe traditional will be for low bit smaller community, and so we will introduce that. And once we do that, we'll give you a better gauge as to really what the actual cost will be for that. But we do believe it's going to be below that $2.5 million number.

Again, we're looking to, at the end of the day, Chuck, the thought process, we're looking to continue to keep the top line where it's at, but decrease the denominator on the investment, thus driving ROI over the long term.

Chuck Cerankosky - Northcoast Research - Analyst

Now is this new design you're talking about, will it be still a 3600-square-foot building just put up at a lower cost?

Bill Walljasper - Casey's General Stores - CFO

It will be a little bit smaller than the 3,600 square foot, and just basically reengineering what we're looking at, what we need actually in some of these communities by way of pump configuration, the size of concrete around the store, just a number of things.

It will still have the kitchen. It will still serve all the full array of prepared food products, just a cost-engineered-type store, geared again, for these smaller communities those smaller communities. Because those smaller communities are where we're still continuing to focus, especially as we head into these new states.

Chuck Cerankosky - Northcoast Research - Analyst

Great, thank you.

Bill Walljasper - Casey's General Stores - CFO

Thanks, Chuck.

Operator

Ronald Bookbinder of Coker, Palmer.

Ronald Bookbinder - Coker and Palmer Investment Securities - Analyst

Hi, good morning. With Hy-Vee's plans to grow convenience stores, which there seem to be so much larger 10,000 to 15,000 square foot almost mini groceries with gas. How do you feel they differ from Casey's? How do you feel about the competition, especially in the grocery category? And would you consider selling any sites or stores if the price was right?

Bill Walljasper - Casey's General Stores - CFO

Yes, first of all, on the Hy-Vee, the convenience stores that they're putting up are not quite that size. They're actually similar, maybe even slightly smaller than the size that we put up. They typically put those up in front of their grocery stores as a complement -- a convenience offering to their customer. But, and so in that regard, I don't necessarily see them as moving into a mini grocery store-type concept.

Now from -- to answer your question about for us to sell, we evaluate on a quarterly basis assets that may not be meeting our expectations. Like this year, we closed three stores that don't meet expectations, and we in turn close those -- typically sell those. We may deed restrict them before we sell them; sometimes you don't, depending on the circumstance.

But at this point, we're not looking to sell a wide portfolio of our stores. They seem to be performing pretty well for us.

Ronald Bookbinder - Coker and Palmer Investment Securities - Analyst

And how do you feel as a competitor -- do they sell sub sandwiches or pizza or anything like that in their stores compared to you guys?

Bill Walljasper - Casey's General Stores - CFO

They sell a little bit of prepared food offerings. It's really more geared towards grocery items, packaged beverages, salty snacks, some of those types of offerings and of course fuel. And they would be a competitor just like any other convenience store operator that we would run up against in whatever market that may be.

Ronald Bookbinder - Coker and Palmer Investment Securities - Analyst

Okay great, thank you very much.

Operator

Anthony Lebiedzinski, Sidoti.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Yes, good morning. Thank you for taking the question. So Bill, you mentioned in the press release as far as growth in Ohio, I was wondering, ultimately, how do you see that market, as far as number of stores potentially, and what are your plans for Michigan as well?

Bill Walljasper - Casey's General Stores - CFO

We're excited about Ohio. Now these -- the sites that we're choosing right now in the western side of Ohio and when we went out there, we noticed that it was a very similar demographic to some of our more seasoned states, like Iowa, Missouri, and Illinois. A lot of very small communities, very close by for efficiency of distribution of groceries. So we think we have a tremendous opportunity there in Ohio.

Currently looking into the state of Michigan. Right now we don't have any sites under contract in Michigan, but we continue to look there, and that will be a state that we will penetrate in the relatively near future. And in addition to that, Anthony, we will continue to penetrate Kentucky, Tennessee, Arkansas, and Oklahoma.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Got it, thanks. And just a couple of housekeeping items here. So can you just give us the number of stores that deliver pizza now or at the end of the fiscal year? And also how many stores now are operating on a 24-hour basis?

Bill Walljasper - Casey's General Stores - CFO

Yes, right now we have about 400 -- well we'll start with 24 hours. We have about 980 or so stores that deliver 24 hours. On pizza delivery, we're about 420, and then on major remodels, we about between 400 and 420 major remodels.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Got it, okay. Last thing, what are the credit card fees for the quarter and for the fiscal year?

Bill Walljasper - Casey's General Stores - CFO

Sure. Credit card fees for the quarter were $23.5 million. For the year they were right about $101 million, which is relatively flat to last year. It's slightly down.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Okay, thank you very much.

Bill Walljasper - Casey's General Stores - CFO

Thank you.

Operator

Shane Higgins, Deutsche Bank.

Shane Higgins - Deutsche Bank - Analyst

Good morning, guys. Thanks for taking my questions. A lot of my questions have been answered already. I just wanted to circle back on the price increase from early May. Bill, which categories, did you say? Was that across -- was that in the prepared foods?

Bill Walljasper - Casey's General Stores - CFO

Yes, it's in the prepared food category. Pizza slices was the big one. We also took up specialty sandwiches, and then also some of the -- what I will call the specialty bakery items as well.

Shane Higgins - Deutsche Bank - Analyst

And you guys were basically just passing through some of the cost increases that you're seeing.

Bill Walljasper - Casey's General Stores - CFO

Well it's not so much cost increases because commodities have been in our favor necessarily. It's just we do monthly pricing surveys on key products throughout the year, and obviously, pizza and a lot of the other prepared food items are key products for us. So we always look for opportunities to maintain competitive structure with our peers. We just happened to see an opportunity to strategically raise the prices to be in line with some of the people in our area. It wasn't necessarily to offset costs.

Shane Higgins - Deutsche Bank - Analyst

Have you guys -- it might kind of early. Have you guys seen any impact in terms of elasticity? Have the consumers noticed too much or are you guys still seeing pretty good unit sales?

Bill Walljasper - Casey's General Stores - CFO

Yes, we've not seen any elasticity from that price increase. It's obviously early, but in my time, honestly, I've not seen any elasticity from any of the price increases we've taken. We're very calculated when we take those price increases to make sure that we are not out of the market.

Shane Higgins - Deutsche Bank - Analyst

Okay, great. And then just last one for me. Are you guys seeking out any other partnerships similar to the Hy-Vee one that you have out in the Midwest, as you guys move a little bit further east? Obviously, you'll be moving into Ohio. Are you seeking any types of similar partnerships there?

Bill Walljasper - Casey's General Stores - CFO

We are. We are doing that. We have a couple small partnerships currently, just a handful of stores right now in that partnership. But as we get more penetration easterly, that really don't cover the Hy-Vee fuel area, we will look for opportunities to our partner, yes, absolutely.

Shane Higgins - Deutsche Bank - Analyst

Great, thanks. I'll yield from here, thanks.

Bill Walljasper - Casey's General Stores - CFO

Thank you

Operator

Chris Mandeville, Jefferies.

Chris Mandeville - Jefferies & Company - Analyst

Two quick follow-ups here for me. Bill, you had mentioned that you've seen over 400,000 downloads on your mobile app. Can you discuss maybe what the conversion rate is as it relates to that, maybe a percentage of those who actually putting forward orders?

Bill Walljasper - Casey's General Stores - CFO

I don't have that information with me, as far as the number of people that download the app relative to the number of people that actually order a pizza. I think probably the direction I would give you is coming back to the comment we made in the opening narrative: about 7% penetration of whole pie orders right now. And so that's a number that we continue to look at moving forward. So obviously, that's one of our goals to get higher penetration.

Chris Mandeville - Jefferies & Company - Analyst

Okay, I missed that, sorry about that. And then lastly, just looking to FY17's guidance, and specifically for prepared foods, are there any one-time items from a cadence perspective that we should be monitoring, other than obviously Q4 where you're lapping a leap year?

Bill Walljasper - Casey's General Stores - CFO

Well, the leap year would be one I would mention there and we'll bring that up when we get to that time period. Outside of that, there's really nothing else there. You're always going to have, in a monthly basis as you probably know, calendar shift time to time that can skew a monthly number, even a quarterly number. Your -- from time to time, you're going to have some weather anomalies that might skew that. But as far as a one-time thing, there's really nothing outside that leap year.

Chris Mandeville - Jefferies & Company - Analyst

Okay, thank you.

Operator

Damian Witkowski, Gabelli & Company.

Damian Witkowski - Gabelli & Company - Analyst

Hi Bill, you mentioned that the consumer is buying more premium cigarettes, premium fuels, some craft beer. Because price of fuel is down year over year, I'm wondering if you're seeing anything just sequentially as prices picked up here in the last couple of months? Are you actually seeing a slowdown in growth or even decline in growth in those categories?

Bill Walljasper - Casey's General Stores - CFO

No, not yet. We'll continue to monitor that, that's a great question. But right now, we have not seen any type of trend in that area.

Damian Witkowski - Gabelli & Company - Analyst

Okay, and then just one more. When you look at M&A, how do you look at fuel margins? Do you actually average out the last three years for your target in terms of what you think it should be valued, at or how does that work or do you just look at the last 12 months?

Bill Walljasper - Casey's General Stores - CFO

Here's how we handle that, Damian. We put a discount cash-flow model for every site, and when I say every site, every store. So if it was a 10-store chain, every store in that chain will have a DCF.

With respect to the fuel margin, more times than not, we have stores in that area. And so we know what the fuel margin environment's like there and we will use of the three-year average of that. If we don't have stores in that area, we're going to get their financials and look to have some confidence level of their three-year financials with respect.

We rarely take the 12 month, because you never know if there's just an anomaly in a year's time that's going to skew that. And you hate to pay a multiple on top of a cash flow that may or may not be there; so that's what we do.

Damian Witkowski - Gabelli & Company - Analyst

Okay, thanks Bill.

Bill Walljasper - Casey's General Stores - CFO

You bet.

Operator

There are no further questions. I'd like to turn the call back over for closing remarks.

Bill Walljasper - Casey's General Stores - CFO

I'd just like to thank everybody for joining us this morning and look forward to speaking with you in the future. Have a good day.

Operator

Thank you. Ladies and gentlemen, this concludes today's conference. You may now disconnect. Good day.

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